Exhibit 99.1

ClubCorp Announces Increase in Its Quarterly Cash Dividend by 8%

DALLAS, December 3, 2014 /PRNewswire/ - ClubCorp - The World Leader in Private Clubs® (NYSE: MYCC) - today announced its Board of Directors has approved an 8% increase to its quarterly dividend. The increase will result in an annual cash dividend of $0.52 per share from $0.48 per share today. As a result, the Board of Directors has declared the Company’s next quarterly cash dividend of $0.13 per share will be payable on January 15, 2015 to all common stockholders of record at the close of business on January 2, 2015.

Eric Affeldt, president and chief executive officer: "Today's dividend announcement reflects the board's confidence in ClubCorp’s strategy. It reinforces the board's ongoing commitment to create value by allocating capital to reinvention and acquisition growth opportunities while returning cash to ClubCorp’s stockholders."

About ClubCorp (NYSE: MYCC)
Since its founding in 1957, Dallas-based ClubCorp has operated with the central purpose of Building Relationships and Enriching Lives®. ClubCorp is a leading owner-operator of private golf and country clubs and private business clubs in North America. With its recent acquisition of Sequoia Golf, ClubCorp now owns or operates a portfolio of over 200 golf and country clubs, business clubs, sports clubs, and alumni clubs in 26 states, the District of Columbia and two foreign countries that serve over 430,000 members, with approximately 20,000 peak-season employees. ClubCorp Holdings, Inc. is a publicly traded company on the New York Stock Exchange (NYSE: MYCC). ClubCorp properties include: Firestone Country Club (Akron, Ohio); Mission Hills Country Club (Rancho Mirage, California); The Woodlands Country Club (The Woodlands, Texas); Capital Club Beijing; and Metropolitan Club Chicago. You can find ClubCorp on Facebook at facebook.com/clubcorp and on Twitter at @ClubCorp.

SOURCE ClubCorp Holdings, Inc.
12/3/2014

Certain matters discussed in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections. The Company generally uses the words “may”, “will”, “could”, “expect”, “anticipate”, “believe”, “estimate”, “plan”, “intend”, and similar expressions in this press release to identify forward-looking statements. All statements, other than statements of historical facts included in this press release, including statements concerning plans, objectives, goals, beliefs, business strategies, future events, business conditions, results of operations, financial position and business outlook, earnings guidance, business trends and other information are forward-looking statements. The forward-looking statements are not historical facts, and are based upon current expectations, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond management's control. All expectations, beliefs and projections are expressed in good faith and the Company believes there is a reasonable basis for them. However, there can be no assurance that management's expectations, beliefs and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this press release, including the risks, uncertainties and factors set forth in the section entitled “Risk Factors” in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and in the Company's Form 10-Q for the third fiscal quarter ended September 9, 2014.

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